CONFIDENTIAL
AMENDMENT TO THE OPTION AGREEMENT
THIS AMENDMENT IS MADE TO THE OPTION AGREEMENT with an effective date of May 15, 2014 between THE UNIVERSITY OF MISSISSIPPI, NATIONAL CENTER FOR NATURAL PRODUCTS RESEARCH, with a principal address at University, Mississippi 38677 (hereinafter called "UM"), and NEMUS, a California corporation with a principal address at 16440 Bake Parkway, Suite 150, Irvine, CA 92618 (hereinafter called "NEMUS). The Effective Date of this Amendment is June 23, 2014.
The Parties hereby agree to the following changes to the Option Agreement related to a suppository dosage form containing Dronabinol Hemisuccinate and other esters, ("NPC 4718"):
1.	Appendix A is replaced with the revised Appendix A attached to this Amendment adding an additional patent thereby expanding the possible number of active pharmaceutical ingredients that can be delivered rectally. The field of use of U.S. Patent No. 6,008,383 and U.S. Patent Application No. 2011/027555 has been limited to rectal delivery to differentiate this Option Agreement from other Option Agreements to be executed between NEMUS and UM covering other routes of delivery
2.	Appendix B is replaced with the revised Appendix B attached to this Amendment adding a $100,000 milestone payment for the submission of an IND application to the FDA or an equivalent application to a regulatory agency anywhere in the world. This licensing term was inadvertently left off the original Option Agreement.
All other terms and conditions of the Option Agreement remain unchanged.
IN WITNESS WHEREOF, each of the parties hereto has caused this agreement to be duly executed by its legally authorized agent on the day and year indicated below.

THE UNIVERSITY OF MISSISSIPPI

By:	/s/ Walter G. Chambliss	6/26/14
Name:	Walter G. Chambliss, Ph.D.	Date
Title:	Director of Technology Management
Office of Research and Sponsored Programs

Acknowledged:

By:	/s/ Mahmoud A. ElSohly	7/22/14
Name:	Mahmoud A. ElSohly, Ph.D.	Date
Title:	Research Professor, National Center for Natural Products Research

NEMUS, a California Corporation

By:	/s/ Reg A. Lapham	06-26-14
Name:	Reg A. Lapham	Date
Title:	President

CONFIDENTIAL
REVISED APPENDIX A

NPC 4817 Intellectual Property, Know-How and Technical Information
•	U.S. Patent No. 5,389,375 "Stable Suppository Formulations Effecting Bioavailability of Delta 9-THC," Issued Date: February 14, 1995. Expired.
•	U.S. Patent No. 5,508,037, "Stable Suppository Formulations Effecting Bioavailability of Delta 9-THC", Issued Date: April 16, 1996. Expired.
•	U.S. Patent No. 6,008,383 "Method of Preparing Delta-9-Tetrahydrocannabinol Esters", Issued Date: December 28, 1999. Expiration date: October 26, 2018. Field of use limited to rectal delivery.
•
U.S. Patent Application No. 2011/0275555, "Compositions Containing Delta-9-THC Amino Acid Esters and Process of Preparation". Filing date: October 31, 2008, Notice of Allowance Received by not yet issued. Field of use limited to rectal delivery.

CONFIDENTIAL

APPENDIX B
 REVISED TERM SHEET
University of Mississippi (UM)/NEMUS Proposed License Terms for NPC 4718
TERMS OF LICENSE AGREEMENT1

Licensed Field	All therapeutics uses of cannabinoids.
Licensed Territory	Worldwide
Term
Ten (10) years after first commercial sale of until expiration of last licensed patent, whichever comes last. Will be extended for up to ten (10) additional years on an annual basis if there is no generic competition to a Licensed Product in the U.S. market. Generic competition does not including any generic product to a Licensed Product in which Nemus receives financial considerations including but not limited to royalties on sales, revenue sharing, marketing sharing or equity.

License
UM will grant to NEMUS an exclusive worldwide license to UM Know-How and Technical Information related to UM 1490, with the right to make, have made, use, lease, distribute, import, sell, offer for sale and otherwise exploit Licensed Products in the Licensed Field, subject to agreement on final terms.

Diligence Requirements
UM and NEMUS will agree to development milestones to accompany a Development Plan that will be an exhibit to the License Agreement. NEMUS must use commercially reasonable efforts to commercialize and market all Products as soon as practicable in accordance with the development milestones.

License Issue Fee	$65,000 upfront payment
Upfront Equity	Waived
License Maintenance Fees	$25,000 per year per Licensed Product due on the anniversary of the Effective Date - credited against royalties in the current fiscal year.
Milestone Payments
$100,000 within thirty (30) days of submission of an IND application to the FDA or an equivalent application to a regulatory agency anywhere in the world.
$200,000 within thirty (30) days of submission of an NDA or a 505b(2) application to the FDA or an equivalent application to a regulatory agency anywhere in the world.
$400,000 within thirty (30) days of receiving approval of a NDA or a 505b(2) application to the FDA or an equivalent approval from a regulatory agency anywhere in the world.

Running Royalties
Five and one-half percent (5.5%) of Net Sales of all Licensed Products paid to UM quarterly. No royalty will be due on Licensed Products used in clinical trials or other pre- FDA approved development studies.

Sublicensing
With written permission of UM. Share of sublicensing income including upfront and milestone payments, equity, and royalties: 60% NEMUS, 40% UM with minimum of five and one-half percent (5.5%) royalty to UM.

Indemnification
NEMUS will indemnify, defend and hold harmless UM, and the State of Mississippi, the officers, employees, students, and agents of UM from and against any and all liability, loss, damage, action, claim or expense that results from or arises out of actions or omissions of NEMUS and its Affiliates in the performance of the License Agreement. As state agencies, UM are unable to indemnify NEMUS.

Insurance
NEMUS and its Affiliates will procure and maintain policies of insurance for comprehensive general liability and products liability coverage in the larger amount of $6.5 million per claim and $6.5 million in aggregate or that amount deemed customary and appropriate in the pharmaceutical industry for the stage of development.

________________________
1 Capitalized terms used in this Term Sheet will be defined in the License Agreement.

CONFIDENTIAL

Miscellaneous:

1.    Due to UM's status as state agencies, UM will not agree to: (a) allow the License Agreement to be governed by another state's laws, (b) settle disputes by arbitration, or (c) pay attorney's fees of NEMUS under any circumstances.
2.    NEMUS, Affiliates, and their employees, and agents will not use UM's name, seal, logo, trademark, or service mark, or any adaptation of them, or the name, mark, or logo of any representative or organization of UM in any way without the prior written consent of UM in its sole discretion.
3.    The Know-How and Technical Information are provided on an "AS IS" basis, and UM makes no representations, express or implied.
4.    Until execution of a final License Agreement acceptable to the parties containing the above terms and conditions, this Term Sheet is a non-binding expression of the intent of the parties. This Term Sheet is only a list of proposed points that may or may not become part of an eventual contract. It is not based on any agreement between the parties. It is not intended to impose any obligation whatsoever on either party, including without limitation an obligation to bargain in good faith or in any way other than at arms-length. The parties do not intend to be bound by any agreement until both agree to and sign a License Agreement, and neither party may reasonably rely on any promises inconsistent with this paragraph.

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